Exhibit 99.1

For Immediate Release

For media inquiries, contact:	For investor inquiries, contact:
Elizabeth Browne	Crystal Bell
972-716-0500 ext. 26	214-324-2095
ebrowne@michaelpartners.com	crystal.c.bell@worldnet.att.net

TERAX ENERGY ACQUIRES 13,000 ADDITIONAL ACRES IN
BARNETT SHALE

AUSTIN, Texas, Sept. 19, 2005 – Terax Energy, Inc. (OTCBB: TERX), an independent gas exploration, development and production company focused solely in the Barnett Shale, has received leases for an additional 13,000 gross mineral acres of prospective oil and gas development property in Erath and Comanche counties, Texas.

The additional 13,000 gross mineral acres now brings Terax's total lease position to approximately 31,000 gross mineral acres in Erath, Comanche and Hamilton counties.

"These additional acres add significantly to Terax's asset base" said Bill Rhea, chief executive officer of Terax. "This acquisiiton should further position the company to enhance shareholder value in the periods ahead as we commence development of Terax drilling operations in the Barnett Shale."

The acquisition builds on the company's strategy to secure acreage, allowing Terax to drill in the Barnett Shale formation of the Fort Worth Basin.

About Terax Energy
Terax Energy Inc. is an independent, managed risk, gas exploration, development and production company, headquartered in Austin, Texas. Terax is focused solely on the optimal exploitation and development of large, mostly contiguous acreage blocks in the Barnett Shale play within the Fort Worth Basin of Texas. For more information, visit www.terax.com.

Information Regarding Forward-Looking Statements:
Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions in the Private Securities Legislation Reform Act of 1995. Forward- looking statements involve known and unknown risks and uncertainties, which may cause Terax's actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things: volatility of natural resource prices; product demand; market competition and risks inherent in Terax's operations. These and other risks are described in Terax's Annual Report or Form 10-K and other filings with the Securities and Exchange Commission.